Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2024, relating to the financial statements of Pennant Group, Inc. and the effectiveness of Pennant Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pennant Group, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boise, Idaho

August 6, 2024